EXHIBIT 10.24


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made effective as of September 1, 2000 by and between John D. Johnson (hereafter "Johnson") and Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates, the "Company").

1.       Employment

         The Company hereby agrees to and does hereby employ Johnson as its Chief Executive Officer, and Johnson hereby agrees to accept employment with the Company as Chief Executive Officer, for the period set forth in Paragraph 2 below (the period of employment) upon the other terms and conditions set forth in this Agreement.

2.       Period of Employment; Termination of Agreement

         The period of employment shall commence on the date of this Agreement and, subject to the provisions of Paragraphs 5 and 6 below, shall continue for a rolling three (3) year period, provided that Johnson's employment may be earlier terminated by either party subject to the rights and obligations of the parties set forth herein.

3.       Performance

         Throughout the period of employment, Johnson agrees to devote his full time and attention during normal business hours to the business of the Company, except for earned vacations and except for illness or incapacity.

4.       Compensation

         (a) For all services to be rendered by Johnson in any capacity during the period of employment, Johnson shall be paid as annual compensation a base salary of at least $787,500. The Board will annually review Johnson's annual compensation and determine what is appropriate for a cost of living increase, merit increase, and/or increase in responsibilities or duties.

         (b) During the term of his employment hereunder, Johnson shall be compensated pursuant to the plan in effect on September 1, 2000 with annual variable pay pursuant to the plan in effect during the term of this agreement. In addition, Johnson shall be eligible for long term variable pay including the years 2001, 2002 and 2003. Johnson shall further be entitled to any additional employee benefits separately made available to him from time to time by the Board in its discretion.

         (c) The Company shall bear such ordinary and necessary business expenses incurred by Johnson in performing his duties hereunder as the Company determines from time to time, provided that Johnson accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.


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5.       Termination with Severance Allowance


         (a) Termination by the Company Not for Cause. In the event of termination of the employment of Johnson by the Company during the period of employment for any reason other than for cause, as defined in paragraph 6(a), death or disability, the Company shall:

                  (i) pay Johnson a severance allowance in the amount of 2.99 times the greater of

                                    (A) his then-current base salary plus
                           short-term and long-term target bonus ("Target Bonus"), or

                                    (B) the amount payable in base salary plus
                           Target Bonus for calendar year 2000;

                  (ii) provide a five-year enhancement to his retirement plan, except that no such enhancement shall be provided if the termination occurs after Johnson has attained the age of 60;

                  (iii) include the amount of the severance paid as salary for purposes of pension cash balance calculation;

                  (iv) bear the entire cost of Johnson's COBRA family health insurance coverage for one (1) year;

                  (v) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Johnson's payment of the retiree premium rate, except for any period during which Johnson is eligible for coverage, without any exclusions for preexisting conditions, through another employee group plan; and

                  (vi) continue his existing executive perquisites for a period of three (3) years.

         Said severance allowance shall be in lieu of all other severance payable to Johnson under Company severance policies.

(b) Termination by Johnson in the event of Consolidation. In the event of a full consolidation of the Company's business with the business of any other entity, if Johnson is not offered the position of Chief Executive Officer of the combined entity, this may be deemed at Johnson's option to be an event of termination without cause. In that event, the Company shall:

                  (i) pay Johnson a severance allowance in the amount of 2.99 times the greater of

                                    (A) his then-current base salary plus Target
                           Bonus, or


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                                    (B) the amount payable in base salary plus
                           Target Bonus for calendar year 2000;

                  (ii) provide a five-year enhancement to his retirement plan, except that no such enhancement shall be provided if the termination occurs after Johnson has attained the age of 60;

                  (iii) include the amount of the severance paid as salary for purposes of pension cash balance calculation;

                  (iv) bear the entire cost of Johnson's COBRA family health insurance coverage for one (1) year;

                  (v) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Johnson's payment of the retiree premium rate, except for any period during which Johnson is eligible for coverage, without any exclusions for preexisting conditions, through another employee group plan; and

                  (vi) continue his existing executive perquisites for a period of three (3) years.

         Said severance allowance shall be in lieu of all other severance payable to Johnson under Company severance policies.

         (c) Additional Payments. In the event that Johnson becomes entitled to payments under paragraph 5(a) or 5(b) of this Agreement, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Section 4999 of the Code to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to Johnson or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Johnson shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Johnson of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Johnson would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Johnson's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including Johnson's share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Johnson, he will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Johnson in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or


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                  reflected in Johnson's tax return pursuant to this Section 6,
                  Johnson shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

         (d) Request and Release. In order to obtain the severance allowance provided for in this Agreement, Johnson must submit a request for severance and must sign a complete release of all claims. The Company shall have no obligation to pay any severance allowance unless and until Johnson shall have submitted the request for severance and signed a full and complete release of all claims, to be drafted by Legal Counsel for the Company.

6.       Termination without Severance Allowance

         (a) Termination by the Company for Cause. The Company may terminate Johnson's employment for cause without incurring further obligation. For the purpose of this Agreement, termination of Johnson's employment shall be deemed to have been for cause only:

                  (i) if termination of Johnson's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of Johnson which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Johnson at the expense of the Company; or

                  (ii) if termination of Johnson's employment results from Johnson's willful and material misconduct, including willful and material failure to perform his duties, and Johnson has been given written notice by the Board of Directors with respect to such and Johnson does not cure within a reasonable time; or

                  (iii) if there has been a breach by Johnson during the period of employment of the provisions of Paragraph 3 above, relating to the time to be devoted to the affairs of the Company, and with respect to any alleged breach of Paragraph 3 hereof, Johnson shall have substantially failed to remedy such alleged breach within thirty days from Johnson's receipt of notice from the Board of Directors.

         (b) Nonrenewal of Agreement. The Company may elect not to renew this Agreement, and thereby to terminate Johnson's employment hereunder without any severance obligations, upon at least three (3) years' prior written notice to Johnson.

         (c) Termination by Johnson. Johnson shall have the right to terminate his employment in his sole discretion, with or without cause, by providing thirty (30) days notice of his intent to resign. Johnson shall in that event receive no further compensation or severance allowance.


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         (d)      Death. In the event of Johnson's death during the period of employment, the legal representative of Johnson shall be entitled to the base or fixed salary provided for in Paragraph 4(a) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any benefits, such as life insurance, otherwise due in respect of Johnson's death.

         (e)      Disability

                  (i) In the event of Johnson's disability during the period of employment, Johnson shall be entitled to an amount equal to the base or fixed salary provided for in Paragraph 4(a) above, at the rate being paid at the time of the commencement of disability, for the period of such disability but not in excess of twelve
                           (12) months from the beginning of the period that establishes such disability, as described in Paragraph 6(e)(iii) below.

                  (ii) The amount of any payments due under Paragraph 6(e)(i) shall be reduced by any payments to which Johnson may be entitled for the same period because of disability under any disability or pension plan of the Company or of any division, subsidiary, or affiliate thereof, or as the result of workers' compensation or nonoccupational disability payments received from any government entity.

                  (iii) The term "Disability" as used in this Agreement, shall mean an illness or accident occurring during the period of employment which prevents Johnson from performing the essential functions of his job under this Agreement, with reasonable accommodations (as defined by federal and Minnesota disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Johnson from any disability policy or disability insurance.

7.       Noncompetition

         Johnson agrees that during the term of his employment and thereafter for a period of two (2) years, he will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. Further, Johnson agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors.


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8.       Successor in Interest

         This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

9.       Construction

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.      Governing Laws

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

11.      Notices

         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt
         Requested:

         If to Johnson:        John D. Johnson
                               10 Echo Lake Blvd.
                               Mahtomedi, MN 55115

         If to the Company:    Chairman of the Board
                               Cenex Harvest States Cooperatives
                               5500 CENEX Drive
                               Inver Grove Heights, MN 55077

         With a copy to:       General Counsel
                               Cenex Harvest States Cooperatives
                               5500 CENEX Drive
                               Inver Grove Heights, MN 55077


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12.      Entire Agreement

         This agreement shall constitute the entire agreement between the parties, superseding the parties' Agreement of January __, 2000 and any prior agreements. This Agreement may not be modified or amended, and no waiver shall be effective, unless by written document signed by the Chairman of the Board and Johnson.


         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.




                                        CENEX HARVEST STATES COOPERATIVES


/s/ John D. Johnson                     By:   /s/ Steven Burnet
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        John D. Johnson                 Its:  Chairman
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